Exhibit 99.1

The materials below are a transcript of a conference call held March 29, 2007, by representatives of Columbia Banking System, Inc. (“Columbia”). The transcript, which includes information about Columbia’s proposed acquisition of Town Center Bancorp (and a separate proposed acquisition of Mountain Bank Holding Company), are hereby filed by Columbia pursuant to Rule 425 under the Securities Act of 1933 in connection with the acquisition of Town Center Bancorp.

Columbia Banking System

Conference Call

March 29, 2007 1:30 p.m. PDT

Operator Ladies and gentlemen, thank you for standing by. Welcome to Columbia Banking System’s conference call. At this time, all participants are in a listen only mode. Later, we will conduct a question and answer session. Instructions will be given at that time. If you should require assistance during the conference, please press Star Zero. As a reminder, this conference is being recorded.

I would now like to turn the call over to your host, Melanie Dressel, President and Chief Executive Officer of Columbia Banking System.

Melanie

Thank you, Maria Good afternoon, everyone, and welcome to Columbia’s Conference Call. I’m Melanie Dressel, President and CEO of Columbia Banking System. Thanks for joining us today.

Before we begin, I would like to remind you that we may be making some forward-looking statements today, which are subject to economic and other factors. For a full discussion of the risks and uncertainties associated with the forward-looking statements, please refer to our Securities filings and in particular, our Form 10-K filed with the SEC for the year 2006.

I would also like to remind you that an accompanying slide presentation to this conference call is available on our website – www.columbiabank.com. To access it, just go to our home page and click on “Conference Call Presentation.” You can also find copies of the two press release announcements we sent out yesterday afternoon.

In those press releases, I was delighted to announce that we have signed definitive agreements to acquire Mountain Bank Holding Company, headquartered in Enumclaw, Washington, and Town Center Bancorp, of Portland Oregon. This is truly a milestone in the history of Columbia. We are joining forces with two organizations that have strong cultural similarities, talented management teams and branch locations in growth markets.

Joining me this afternoon are Roy Brooks, who is Chairman and Chief Executive Officer of Mountain Bank Holding Company; and Bruce Bryant, President and Chief Executive Officer of Town Center Bancorp. Gary Schminkey, Executive Vice President & CFO of Columbia is also present. You’ll have the opportunity to ask any of us questions a bit later.

Here at Columbia, we have always talked about our strategy to become a Pacific Northwest regional community bank through de novo expansion and accretive acquisitions. We have looked for acquisition opportunities that would be accretive to earnings, expand our geographic footprint and most importantly, have compatible cultures and share our commitment to the best customer service possible.

Mountain Bank Holding Company and Town Center Bancorp certainly meet these criteria. They are well-run, profitable financial institutions in growing Northwest markets.

At this point, I would like to introduce Roy Brooks of Mountain Bank Holding Company. Roy?

Roy Brooks, Chairman & CEO, MBHC

Thank you, Melanie…

“Our primary goal at Mountain Bank Holding Company is to increase the value of our shareholders’ investment. At this point we feel that joining forces with Columbia is the best possible step we can take to move forward with our founding goal. We welcome the opportunity to partner with the Columbia team, as we have known and followed their story for a long time. This transaction allows us to reward our shareholders who have been the foundation of our success since 1990.”

Melanie

Thank you for your comments, Roy…….expand

Introduce Bruce Bryant

Bruce Bryant, President & CEO; Town Center

Thank you Melanie….comment similar to press release:

“We are very pleased to be joining the Columbia team, which brings tremendous resources to our organization. We look at this combination is significantly positive for our shareholders, employees and customers. With a similar culture and approach to banking, this merger creates an opportunity for us to increase our product and service offerings as well as expand lending capabilities, all to the benefit of our clients throughout the Portland Metropolitan area.”

Melanie Dressel

(Thanks Bruce)

If you’re able to follow along on the slide presentation, slide number 3 shows the attractive geographic footprint that will result from the combined organization. Columbia Bank has 35 branches in five counties – Pierce, King, Cowlitz , Kitsap and Thurston—all in the Puget Sound area. Bank of Astoria’s 5 branches are along the northwest coast of Oregon, in the Astoria area.

The addition of Mountain Bank will bring 6 branch offices in Washington: their main office in Enumclaw as well as Buckley, Black Diamond, Auburn, Maple Valley and Sumner. Mt. Rainier Bank also provides loan services in a loan production office in Federal Way, with a full-servicenew branch opening in April.

Town Center brings five branch offices in Oregon – in the North Clackamas and Northeast Portland area, as well as a mortgage loan office in Northeast Portland.

This will bring Columbia Banking System locations to 51 in eight counties We’re very pleased with the excellent geographic and market diversity that will result. In addition, since there is no overlap in branch coverage we anticipate no branch closures.

Slide —Corporate Overview

The next slide in our presentation is a Corporate Overview providing more detail by company of the three organizations: Columbia, headquartered in Tacoma, WA; Mt. Rainier headquartered in Enumclaw, WA; and Town Center, headquartered in Portland Oregon.

Slide Pro Forma consolidated Overview

We provide the slide for your information, but will move on to the next slide, which shows the overview on a consolidated, pro forma basis. The combined organization will have 51 branches, and assets of almost $3 billion. Net loans will approach the $2 billion mark, with deposits of over $2.3 billion. Combined equity will total almost $290 million.

Slide 6 – Transaction Rationale – Mt. Rainier Bank

And now, I’d like to talk about the individual transactions, and reasons we are so pleased that they have agreed to join the Columbia family. First –I’d like to review Mountain Bank Holding Company, or rather, Mt. Rainier Bank. As the slide outlines, there is a remarkable cultural fit – we have a similar vision and the same commitment to our customers, employees, shareholders and our communities. As we mentioned before, there is an excellent geographic fit, with their strong presence in attractive adjacent markets that we had already designated as part of our strategic expansion plans. We have a wonderful opportunity to meaningfully complement and expand product offerings, which will enhance revenue and provide additional options to customers. For example, Mt. Rainier will be able to provide services such as Cash Management, Private Banking, International, Commercial Business Loans and enhanced business banking in general.

Mt. Rainier is a high quality organization, with loyal customers and a stable deposit base. We believe they will be accretive to earnings during the 2008. Roy Brooks, Steve Moergeli, President, and their staff have consistently provided the highest level of customer service for many years. I am very pleased to have the opportunity to work with them going forward. The real testimony to their success is the 355 market share in their principal market area.

Slide 7 Integration Highlights – Mt. Rainier Bank

We are confident that we will achieve a successful integration with Mt. Rainier Bank. First, Columbia has a first-rate track record and blueprint for executing successful acquisitions….Bank of Astoria is the best recent example of that. Upon closing of the transaction, Mt. Rainier National Bank will be merged into Columbia Bank, and will do business as Mt. Rainier Bank. We anticipate continuity of key employees, as well as continuity of their culture and well accepted brand name.

We have a similar operating infrastructure, and a complementary operating model and business focus. We have good knowledge of the markets Mt. Rainier serves, and their credit quality is very strong. The board of directors will continue their involvement through the formation of an advisory board.

And Mt. Rainier and Columbia share a very strong commitment to the communities we serve – not just in financial resources, but in encouraging and supporting the involvement by our employees.

Slide 8 – Key Term – Mt. Rainier Bank

The next slide shows the key terms of the agreement with Mountain Bank Holding Company, which is of course subject to approval by Mountain Bank’s shareholders, as well as regulatory approvals. The cash and stock transaction is valued at about $60 million for all Mountain Bank shares and options. Shareholders of Mountain Bank will receive $25 per Mountain Bank share, subject to adjustments depending on Columbia’s stock price prior to closing.. The $25 in value will consists of a unit of $11.25 in cash and $13.75 worth of Columbia shares for each Mountain Bank share. All of us here at Columbia are very much looking forward to working with Ray and Steve and their wonderful team.

Slide 9 – Transaction Rationale—Town Center

At this point, I’d like to review the Town Center Bancorp transaction. We are very excited about entering the Portland Market, which is a logical geographic expansion for us. Branches of Town Center will operate as

Columbia Bank branches and will be an excellent tie-in with our Southwest Washington markets of Longview and Woodland. Town Center also has a very similar culture and core values – their management team and reputation are top-notch. They have a history of strong financial performance, with exceptional growth, a solid net interest margin and credit history.

We see lots of opportunity and potential for revenue enhancement as we complement and enhance their products and services they are able to offer.

Slide 10 – Integration highlights – Town Center

As I mentioned previously, Columbia has a history of past successful acquisitions and has put together a blueprint to ensure a smooth transition. We believe our cultures are compatible, with a shared commitment in volunteer time and resources to the communities we serve, and anticipate retaining Town Center’s key employees We have similar operating systems, and a complementary operating model and business focus. We will provide an additional platform for growth (expand). Town Center has solid asset quality. The board of directors will continue their involvement with the organization and the community through the formation of an advisory board.

We expect the transaction to be accretive to Columbia’s earnings in the first full year.

Key Terms – Town Center

The next slide shows the key terms of the agreement with Town Center Bancorp, again subject to approval by Town Center’s shareholders and regulatory approvals. The cash and stock transaction is valued at approximately $45.1, or $20.75 per Town Center share, based upon yesterday’s closing stock price for Columbia of $33.53. Columbia will pay a unit of $9.382 in cash and 0.3391 shares of Columbia stock for each share of Town Center common stock.

Melanie continues

Strategy Moving Forward

All of us at Columbia are very pleased and excited about the opportunity to combine with these two fine organizations. With an entry into the Portland Metropolitan area and the Enumclaw plateau, we are taking important steps in our strategy to expand our geographic footprint. As we leverage our additional products, capital and increased lending limits, we believe these will be rewarding transactions for the combined shareholder base.

At this point, Roy Brooks, Bruce Bryant, Gary Schminkey and I will be happy to answer any questions you may have.

Q & A

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